EXHIBIT 24

POWER OF ATTORNEY

Know all men by these presents that J. Kent Masters does hereby make, constitute and appoint Thomas J. Riordan and Michael W. Valente, or either one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (both in the undersigned’s individual capacity and as a member of any limited liability company or as a partner of any partnership for which the undersigned is otherwise authorized to sign), to execute and deliver any such forms as may be required to be filed from time to time with the Securities and Exchange Commission with respect to: (i) Section 16(a) of the Securities Exchange Act of 1934, as amended, including without limitation, statements on Form 3, Form 4 and Form 5; and (ii) in connection with any applications for renewal of EDGAR access codes.

This power of attorney shall be valid until revoked in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 11 day of November, 2008.

By:	/s/ J. Kent Masters
J. Kent Masters

STATE OF NEW JERSEY	)
	)	SS:
COUNTY OF UNION	)

BEFORE ME, Silvia Ursic, the undersigned Notary Public for the State of New Jersey, this day personally appeared J. Kent Masters, to me personally known, being by me first duly sworn, does declare that he is the principal in the foregoing instrument, and that said instrument was acknowledged before me, this 11 day of November, 2008.

/s/ Silvia Ursic
Notary Public of the State of New Jersey
Silvia Ursic – ID# 2077605
My Commission Expires: 7/3/2010

[ Seal ]